EXHIBIT 99
BEST PRODUCTS AGREES TO SELL ASSETS TO INVESTMENT GROUPS

RICHMOND, Va., October 10, 1996 -- Best Products Co., Inc. (Nasdaq: BESTQ) today announced it has signed an agreement to sell substantially all of its retail store-related assets to a combination of Schottenstein Bernstein Capital Group, LLC and Alco Capital Group, Inc. The transaction is valued at approximately $395 million, including the liquidation proceeds from the closing of the 81 retail stores announced earlier this week. The agreement is subject to the completion of the investment groups' due diligence and approval by the United States Bankruptcy Court.

Best Products Chief Executive Officer Daniel H. Levy said, "We believe this agreement is in the best interests of Best Products' associates and creditors. It may allow the Chapter 11 case to be completed more quickly than originally anticipated, provide continuing employment possibilities and give continuing stores their best opportunity to return to profitability."

If a final agreement is approved, the transaction would be completed before Thanksgiving, and Schottenstein Bernstein and Alco would acquire and continue to operate Best Products' remaining 88 stores and 11 Best Jewelry stores. The investment groups would also offer employment to a substantial number of Best Products' employees.

Schottenstein  Bernstein and Alco have said they intend, at least initially,  to
operate  the   acquired   stores  from  Best   Products'   Richmond,   Va.-based
headquarters.

Best Products, which commenced Chapter 11 under the U.S. Bankruptcy Code on September 24, currently operates 169 Best stores and 11 Best Jewelry stores in 23 states. The company announced earlier this week that it would close 81 stores by the end of December.


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